EX-16.6.d.xx.1

AMENDMENT TO THE
SUBADVISORY AGREEMENT
This Amendment (“Amendment”) to the Subadvisory Agreement dated July 13, 2018, as amended (the “Agreement”) is entered into as of the 12th day of March, 2020, by and between Nationwide Mutual Funds (“Trust”), Nationwide Funds Advisors (“Adviser”) and Mellon Investments Corporation (“Subadvisor”). Any term not defined in this Amendment shall have the meaning ascribed to it in the Agreement.
In consideration of the mutual promises and covenants between the parties, Trust, Adviser, and Subadvisor hereby agree to amend the Agreement as follows:
1.	Exhibit A of the Agreement is deleted in its entirety and replaced with the Exhibit A attached hereto.
2.	Trust, Adviser and Subadvisor each acknowledges that all of its respective representations, warranties and covenants contained in the Agreement are true and correct as of the date hereof.
3.
Except as modified herein, the terms and conditions of the Agreement remain unchanged and in full force and effect. Any capitalized term not specifically defined herein shall have the meaning ascribed to it in the Agreement.

This Amendment, the Agreement and the attachments to the Agreement constitute the entire agreement between the parties and supersede all prior agreements and understandings between them relating to the subject matter hereof. No modification of the Agreement or this Amendment shall be binding on either party unless it is in writing and signed on behalf of each party by a duly authorized representative. This Amendment may be executed in counterparts, including via facsimile, all of which taken together shall constitute a single instrument.
IN WITNESS WHEREOF, Trust, Adviser, and Subadvisor have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day and year written above.

Nationwide Variable Insurance Trust	Mellon Investments Corporation
(Trust)	(Subadvisor)

By:/s/ Christopher Graham	By: /s/ Alex Over
Name: Christopher Graham	Name: Alex Over
Title: CIO	Title: Executive Vice President
Nationwide Fund Advisors (Advisor)
By: /s/ Christopher Graham
Name:  Christopher Graham
Title:  CIO

EXHIBIT A
SUBADVISORY AGREEMENT
AMONG
NATIONWIDE MUTUAL FUNDS,
NATIONWIDE FUND ADVISORS
AND MELLON INVESTMENTS CORPORATION
Effective July 13, 2018, as amended August 5, 2019
Amended March 12, 2020*

Funds of the Trust	Subadvisory Fees
Nationwide Mellon Dynamic U.S. Core Fund (formerly Nationwide Dynamic U.S. Growth Fund)
0.23% on Aggregate Subadviser Assets† of up to $500 million;
0.19% on Aggregate Subadviser Assets† of $500 million and more but less than $1 billion;
0.165% on Aggregate Subadviser Assets† of $1 billion and more but less than $5 billion; and
0.15% on Aggregate Subadviser Assets† of $5 billion and more.

Nationwide Mellon Disciplined Value Fund	0.30% on all Subadviser Assets
Nationwide NYSE Arca Tech 100 Index Fund (formerly, Nationwide Ziegler NYSE Arca Tech 100 Index Fund)	0.03% on all Subadviser Assets
*As approved at the Board of Trustees Meeting held on March 10-11, 2020.
† The term “Aggregate Subadviser Assets” shall mean the aggregate amount resulting from the combination of Subadviser Assets of the Nationwide Mellon Dynamic U.S. Core Fund together with the Subadviser Assets (as defined in a Subadvisory Agreement among Nationwide Variable Insurance Trust, Nationwide Fund Advisors and BNY Mellon Asset Management North America Corporation, dated July 13, 2018) of the NVIT Dynamic U.S. Core Fund (formerly, NVIT Dynamic U.S. Growth Fund), a series of Nationwide Variable Insurance Trust.
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IN WITNESS WHEREOF, the parties hereto have executed this Exhibit A on the effective date set forth above.

TRUST
NATIONWIDE MUTUAL FUNDS

By: /s/ Christopher Graham
Name: Christopher Graham
Title: CIO

ADVISER
NATIONWIDE FUND ADVISORS

By: /s/ Christopher Graham
Name: Christopher Graham
Title: CIO

SUBADVISER
MELLON INVESTMENTS CORPORATION

By: /s/ Alex Over
Name: Alex Over
Title: Executive Vice President

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